Amendment no. 1 To pricing supplement dated August 27, 2026 to prospectus dated April 17, 2026, prospectus supplement dated April 17, 2026 and product supplement no. 1-I dated April 17, 2026	Registration Statement Nos. 333-293684 and 333-293684-01 Dated October 26, 2026 Rule 424(b)(3)

JPMorgan Chase Financial Company LLC

Callable Fixed Rate Notes due May 31, 2030

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

The subsection entitled “Key Terms — Interest Payment Dates” in the pricing supplement dated August 27, 2026, related to the notes referred to above (the “pricing supplement”), is amended, restated and superseded in its entirety by the following.

Interest Payment Dates:	Interest on the notes will be payable in arrears on the last calendar day of February and August of each year, beginning on February 28, 2027 to and including February 28, 2030, and on the Maturity Date (each, an “Interest Payment Date”), subject to any earlier redemption and the Business Day Convention and Interest Accrual Convention described below and in the accompanying product supplement.
CUSIP:	48136JN59

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-3 of the pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amendment, the pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this amendment together with the pricing supplement and the related product supplement and prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Terms Specific to the Notes” in the pricing supplement.

•      Pricing supplement dated August 27, 2026:

https://www.sec.gov/Archives/edgar/data/19617/000121390026095137/ea0303806-01_424b2.htm

•      Product supplement no. 1-I dated April 17, 2026:

http://www.sec.gov/Archives/edgar/data/19617/000121390026045203/ea0285802-07_424b2.pdf

•      Prospectus supplement and prospectus, each dated April 17, 2026:

http://www.sec.gov/Archives/edgar/data/19617/000095010326005889/crt_dp245141-424b2.pdf